Exhibit 10.1

OPTIONABLE, INC.

465 Columbus Avenue Suite 280

Valhalla, NY 10595

November 6, 2007

Albert Helmig

15 Deer Run Circle

Chatham NJ 07928

Dear Albert:

This letter (“Agreement”) sets forth our mutual agreement concerning the conclusion of your engagement as Director and Executive Chairman of Optionable, Inc., including any parent, subsidiary and affiliated corporations (the “Company” or “Optionable”). We have agreed that such services will cease effective November 6, 2007 (the “Termination Date”).

1.         Payment. In consideration for your entering into this Agreement, subject to the conditions set forth below, you will be entitled to a separation payment, in lieu of any payments otherwise due, including but not limited to, any payment due under any agreement between you and the Company. The amount of such separation payment shall equal One Hundred and Forty-One Thousand Dollars ($141,000.00). Optionable, Inc., shall pay this amount by wire transfer not later than 2 pm EDT Wednesday, November 7, 2007, in accordance with the banking information you have provided me. Except as provided herein, or under applicable law, you will not be eligible for any Company-sponsored benefits after the Termination Date. In addition, the Company shall indemnify you and hold you harmless to the full extent permitted by the by-laws of the Company in effect on the date hereof in respect of In Re Optionable Securities Litigation, 07 Civ. 3753 in the United States District Court for the Southern District of New York (the “Securities Action”), or otherwise in respect of your service as Director or Executive Chairman of Optionable, Inc. Without limiting the generality of the foregoing, such indemnification shall include Optionable, Inc.’s payment of reasonable legal fees and costs incurred by you (i) in defense of claims against you, including the Securities Action, (ii) in connection with your response to a requirement of law, a subpoena, a regulation, a governmental authority or a self-regulatory organization such as the Financial Industry Regulatory Authority, or (iii) your cooperation with any proceeding instituted or initiated by a governmental authority pertaining to the Company. Optionable, Inc. shall make any such indemnification payments promptly upon your written request therefor. In addition, Optionable, Inc. shall pay directly on your behalf any reasonable fees and expenses (not to exceed $30,000 in addition to amount heretofore paid) that you may have incurred in seeking legal advice in respect of your responsibilities as a Director or Executive Chairman of Optionable, Inc., on or prior to the Termination Date, upon presentation of the invoice of your counsel. You will be responsible for paying all tax liabilities, interest, and penalties that may be assessed or incurred as a result of the Company’s payment to you of the separation payment, and any other payments made to you as Executive Chairman. If you fail to do so or if any taxing authority alleges you have failed to do so, you will be fully responsible for any judgment, order, fine or penalty, and you shall

Albert Helmig

November 6, 2007

indemnify, hold harmless, and defend Optionable, Inc., in any and all such proceedings, and from and against any and all tax liabilities, interest and penalties that may be assessed or incurred as a result of not withholding monies on payments to you.

2.         Release. In exchange for providing you with the payments described in Section 1 above, you agree to waive any and all claims against the Company and release and discharge the Company from liability for any and all claims or damages that you had, have or may have against the Company as of the date of your execution of this Agreement, whether known or unknown to you, including but not limited to any claims arising under any federal, state or local law, rule or ordinance, tort, contract (express or implied), public policy, or any other obligation and also specifically includes claims based on discrimination under federal anti- discrimination laws such as claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq.; as amended by the Older Workers Benefit Protection Act; The Constitution of the United States, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., The Civil Rights Act of 1866 and 1871, 42 U.S.C. Section 1981, as amended, and 42 U.S.C. Section 1983 et seq., as amended, The Americans with Disabilities Act, as amended, 42 U.S.C. Section 12010 et seq., The Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., The Rehabilitation Act of 1973, 29 U.S.C. Section 791 et seq., The Fair Labor Standards Act and Equal Pay Act, 29 U.S.C. Section 201 et seq., and any claim for wrongful discharge or breach of contract, and any claims arising in any way under the Employee Retirement Income Security Act of 1974. Nothing herein is intended to release (i) rights to indemnification that you may have under this agreement, the by-laws or certificate of incorporation of the Company or applicable law; (ii) any rights that you may have under this Agreement to the extent not satisfied; (iii) any rights of contribution and indemnification for claims in the Securities Action, (iv) any right you may have under any policy of insurance in favor of Optionable, Inc., or its officers and directors or (v) any rights that you may have as a shareholder of Optionable, Inc.

You acknowledge that you have been given twenty-one (21) days to consider this Agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this Agreement. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You represent that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney. You further represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

3.         Cancellation of Options. In addition, you and Optionable, Inc. hereby amend each and every option, warrant or any other right that you may have to acquire from Optionable, Inc., shares of common stock, or any other securities, of Optionable, Inc. (whether granted to you pursuant to an agreement or otherwise) so that no such option, warrant or other right shall expire on a date later than seven (7) years and one day after the Termination Date. The foregoing shall not be deemed to have amended any such option, warrant or other right with an expiration date prior to the date later than seven (7) years and one day after the Termination Date. From and after the date that is seven (7) years and one day after the Termination Date,

Albert Helmig

November 6, 2007

each such option, warrant or other right shall be deemed terminated, cancelled, rescinded and revoked and shall be of no further force or effect.

4.         Confidentiality and Cooperation. You agree that, subject to the terms and conditions of this Agreement, (i) you will not disclose, use or cause to be disclosed in any way any nonpublic information or documents relating to the operations of the Company, including but not limited to any nonpublic information relating to the Company’s nonpublic financial affairs, business methods, strategic plans, marketing plans, product development plans, pricing, products, vendors, suppliers, manufacturers, computer programs and software, except as approved in writing by an officer of the Company, or as may be required by law or other compulsory disclosure process; (ii) you will not disclose or cause to be disclosed in any way the nonpublic terms, contents or execution of this Agreement or the facts and circumstances underlying this Agreement, except in the following circumstances: (1) to your immediate family provided the persons to whom the information is to be disclosed are informed of this Section and agree to be bound by its terms; (2) to your tax adviser, provided such person is informed of this Section and agrees to be bound by its terms; (3) to your legal counsel; and (4) pursuant to compulsory process or an order of a court or governmental agency of competent jurisdiction, or for the purposes of securing enforcement of the provisions of this Agreement; (iii) you will cooperate fully, at the Company’s expense, with the Company in connection with any existing or future litigation against the Company, whether administrative, civil or criminal in nature, in which and to the extent the Company reasonably deems your cooperation necessary so long as the Company agrees to make payment of your usual hourly rate for your services as a consultant, and (iv) if you, or anyone acting on your behalf, is served with any subpoena, order, directive or other legal process involving the Company, you or your attorney, to the extent permitted by law, will promptly notify the Company of such service unless otherwise directed by a governmental authority. Notwithstanding the foregoing, you may make any disclosure that is required by law, subpoena, regulation or governing authority, including disclosure required by a self-regulatory organization such as the Financial Industry Regulatory Authority, or by any governmental authority, including without limitation the Commodity Futures Trading Commission or the United States Securities and Exchange Commission, and to their respective representatives, investigators, lawyers and accountants. Nothing contained in this Agreement shall be construed, in any manner whatsoever, to prevent, impede or hinder the full and complete participation or cooperation by any party hereto in any proceeding instituted or initiated by a governmental authority or, subject to the foregoing terms, in any other proceeding.

5.         Company Property. You agree that you will not take or otherwise remove from Company premises any property belonging to the Company, including without limitation intellectual or confidential property, computer equipment, disks and nonpublic data, books, manuals, files, papers, memoranda, letters, and other documents, whether in hard copy, electronic or other form. To the extent that any such property is in your possession, custody or control, you will immediately return it to the Company. You agree that you will not copy, alter or delete any confidential file, folder, program or non-public information from any Company computer system without the written approval of an officer of the Company. From and after the Termination Date, you agree to not represent to any third party you are then acting on behalf of the Company.

Albert Helmig

November 6, 2007

6.         Non-Disparagement. You agree not to make, or cause to be made, any untruthful written or oral statements about the Company that may disparage, criticize or in any way injure the Company. The Company agrees not to make, or cause to be made, any untruthful written or oral statements about you that may disparage, criticize or in any way injure you. Nothing contained in this Agreement shall be construed, in any manner whatsoever, to prevent, impede or hinder the full and complete participation or cooperation by any party hereto in any proceeding instituted or initiated by a governmental authority or, subject to the foregoing terms, in any other proceeding.

7.         Covenant Not to Sue/Legal Fees. You represent that: (a) you have not filed any lawsuit against the Company in any court whatsoever; (b) you have not filed or caused to be filed any proceeding against the Company with any municipal, state, federal or self- regulatory agency charged with the enforcement of any law; and (c) as of the date of this Agreement, you have no intention to bring any action or make any claim against the Company. You hereby agree that you will not initiate any claim, action or proceeding that you have released under this Agreement.

8.         Non-Compete. Subject to the terms and conditions of this Agreement, during the period commencing on the Termination Date and continuing through May 12, 2008 (the “Restricted Period”), you shall not, directly or indirectly, (a) be employed by, engage in or participate in the ownership, management, operation or control (ownership of ten percent (10%) or greater) of, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined), (b) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so, (c) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or (d) solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company. For purposes of this Section 8, the term “Competing Entity” shall mean any entity that is engaged on the date hereof in the business of providing to third parties products or services similar to those provided by the company during the one-year period immediately preceding the Termination Date. The term “Territory” shall mean North America and England. Notwithstanding anything in the above to the contrary, you may engage in the activities set forth in this Section 8 with the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion.

9.         Breach by You. You acknowledge and agree that, if you breach any of your promises in this Agreement contained in Sections 4, 5, 6, 7 or 8, such conduct would cause great damage and injury to the Company and that such provisions provide a material element of the Company’s consideration for and inducement to enter into this Agreement. You agree that the Company will be entitled to, in the event of any such breach, in addition to pursuing any other remedies that it may have in law or in equity, obtain an injunction against you from any court having jurisdiction over this matter, restraining any further violations of this Agreement.

10.       Enforceability and Severability. It is the intention of the parties that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and

Albert Helmig

November 6, 2007

public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof will not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement will be determined to be invalid or unenforceable, either in whole or in part, this Agreement will be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible. However, the illegality or unenforceability of any such provision will have no effect on, and will not impair the enforceability of the release language set forth in Section 2, provided that, if a court of competent jurisdiction in an action or proceeding to which you are a party determines that the release language set forth in Section 2 is unenforceable in any respect, you will be required to re-execute a revised release and will not be entitled to any additional consideration therefor.

11.       Binding Effect. This Agreement, and all of the provisions hereof, will be binding upon, and inure to the benefit of the Company and you and to the Company’s and your successors (including the Company’s successors by merger, consolidation or similar transaction), permitted assigns, executors, administrators, personal representatives, heirs and distributees.

12.       Headings. The Section headings contained in this Agreement are for convenience of reference only and are not intended to determine, limit or describe the scope or intent of any provision of this Agreement.

13.       Entire Agreement and Applicable Law. This Agreement contain the entire understanding between you and the Company, and supersede any and all prior or contemporaneous understandings and agreements, written or oral, including but not limited to any prior letter agreement entered between you and the Company. This Agreement will be interpreted for all purposes under the laws of the State of New York, excluding its choice of laws principles, which are deemed inapplicable. The parties hereby agree to submit to the jurisdiction of the Supreme Court of the State of New York, County of New York, and any actions relating to this Agreement must be instituted in the Supreme Court of the State of New York, County of New York. The Company agrees to pay to you promptly upon written demand all legal fees and expenses that you may reasonably incur in connection with enforcement of this Agreement or the preservation of any of your rights hereunder, provided that you are the prevailing party, or in connection with legal advice relating to the negotiation of this Agreement or your responsibilities under this Agreement.

14.       Waiver. The failure of you or the Company to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15.       Knowing and Voluntary. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily without duress or coercion, with a full understanding of its terms. You also acknowledge that you have been given a reasonable period to consider the terms of this Agreement.

Albert Helmig

November 6, 2007

16.       Advice of Counsel. You acknowledge that you have been advised by the Company to discuss this Agreement with an attorney of your choice and you have had ample opportunity to do so.

This Agreement may not be changed or altered, except by a writing signed by Optionable, Ins., and you. To accept this Agreement you must sign and return this letter to me. If the foregoing correctly gets forth the understanding of the parties, kindly sign the enclosed copy of this letter and return the signed copy to the undersigned.

Very truly yours, OPTIONABLE, INC.

By:	/s/ Edward O’Connor
Edward O’Connor, Resident

AGREED AND ACCEPTED this 6th day of November, 2007

/s/ Albert Helmig
Albert Helmig